Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-251902 and 333-251902-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.'s preliminary prospectus supplement, dated February 2, 2022 (the "Preliminary Prospectus Supplement"), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$800,000,000 2.950% Senior Notes due 2034

Issuer:	Alexandria Real Estate Equities, Inc.
Security Description:	2.950% Senior Notes due 2034
Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.
Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+
Size:	$800,000,000
Maturity Date:	March 15, 2034
Price to Public:	99.696%
Interest Rate:	2.950% per annum
Yield to Maturity:	2.980%
Spread to Benchmark Treasury:	T+120 basis points
Benchmark Treasury:	1.375% due November 15, 2031
Benchmark Treasury Price and Yield:	96-12 / 1.780%
Interest Payment Dates:	Each March 15 and September 15, beginning on September 15, 2022
Optional Redemption:	The redemption price for notes that are redeemed before December 15, 2033 (three months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+20 bps.
The redemption price for notes that are redeemed on or after December 15, 2033 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. RBC Capital Markets, LLC Evercore Group L.L.C.

J.P. Morgan Securities LLC Mizuho Securities USA LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Capital One Securities, Inc. Fifth Third Securities, Inc. Regions Securities LLC Truist Securities, Inc.
CUSIP / ISIN:	015271 AY5 / US015271AY59
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Trade Date:	February 2, 2022
Settlement Date:	February 16, 2022 (T+10)**

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The Issuer expects that delivery of the notes will be made to investors on or about February 16, 2022, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; BofA Securities, Inc., telephone: 1-800-294-1322; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or e-mail: prospectus@citi.com; or RBC Capital Markets, LLC, toll free at 1-866-375-6829.

Final Terms and Conditions Applicable to

$1,000,000,000 3.550% Senior Notes due 2052

Issuer:	Alexandria Real Estate Equities, Inc.
Security Description:	3.550% Senior Notes due 2052
Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.
Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+
Size:	$1,000,000,000
Maturity Date:	March 15, 2052
Price to Public:	99.575%
Interest Rate:	3.550% per annum
Yield to Maturity:	3.573%
Spread to Benchmark Treasury:	T+145 basis points
Benchmark Treasury:	2.000% due August 15, 2051
Benchmark Treasury Price and Yield:	97-10 / 2.123%
Interest Payment Dates:	Each March 15 and September 15, beginning on September 15, 2022
Optional Redemption:	The redemption price for notes that are redeemed before September 15, 2051 (six months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+25 bps.
The redemption price for notes that are redeemed on or after September 15, 2051 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.
Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. RBC Capital Markets, LLC

Evercore Group L.L.C.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Capital One Securities, Inc. Fifth Third Securities, Inc. Regions Securities LLC Truist Securities, Inc.

CUSIP / ISIN:	015271 AZ2 / US015271AZ25
Use of Proceeds:	The net proceeds of the offering of the 2052 notes will be used for general working capital and other general corporate purposes, which may include the reduction of the outstanding balance on our unsecured senior line of credit, if any, the reduction of the outstanding indebtedness under our commercial paper program, if any, the prepayment through defeasance of a secured note payable having a carrying balance of $196.5 million as of December 31, 2021, a contractual interest rate of 4.82% and a maturity of February 6, 2024, the repayment of other debt and selective development, redevelopment or acquisition of properties. See “Use of Proceeds” in the prospectus supplement.
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Trade Date:	February 2, 2022
Settlement Date:	February 16, 2022 (T+10)**

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	The Issuer expects that delivery of the notes will be made to investors on or about February 16, 2022, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; BofA Securities, Inc., telephone: 1-800-294-1322; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or e-mail: prospectus@citi.com; or RBC Capital Markets, LLC, toll free at 1-866-375-6829.